Exhibit 1.3

September 1, 2022

H.C. Wainwright & Co., LLC

430 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is hereby made to that certain At The Market Offering Agreement dated June 1, 2022 (the “ATM Agreement”) by and between Indaptus Therapeutics, Inc., a corporation organized under the laws of Delaware (the “Company”) and H.C. Wainwright & Co., LLC (the “Manager”). Capitalized terms used herein that are not otherwise defined shall have the meanings given such terms in the ATM Agreement.

The Company and Manager desire to amend the ATM Agreement on the terms and conditions set forth in this letter (this “Amendment”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the ATM Agreement, the Company, on the one hand, and Manager, on the other hand, agree to amend and restate the definition of “Registration Statement” in the ATM Agreement in its entirety as follows:

“Registration Statement” shall mean the shelf registration statement on Form S-3 registering $200,000,000 of securities of the Company filed on September 1, 2022, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

If you are in agreement with the foregoing, please sign where indicated below and return a signed copy of this Amendment to us.

Very truly yours,

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Nir Sassi
Name:	Nir Sassi
Title:	Chief Financial Officer

Acknowledged and Agreed:

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer